QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.25

[Logo]

December 17, 2001

Elizabeth Fetter
CEO and President
QRS Corporation
1400 Marina Way South
Richmond, CA 94804

Dear Liz:

By this letter, we propose amending the Employment Agreement, dated September 21, 2001, between you and QRS Corporation (the "Agreement") as follows:

The third paragraph in the section of the Agreement under the heading "Long Term Incentives" shall be deleted and restated in its entirety to read as follows:

"100,000 of these options will vest based on specific performance. Specifically, options to purchase another 25,000 shares of common stock of QRS will become fully vested when the Company establishes and maintains a stock price of more than $20 for 15 days. In addition, options to purchase an additional 75,000 shares of common stock (i.e., for a total of 100,0000 performance-based options) of QRS will become fully vested when the Company establishes and maintains a stock price of more than $30 for 15 days. In any event, these performance-based options will vest on the sixth anniversary of your employment with QRS."

The Agreement, as amended by this letter, shall remain in full force and effect, and this letter shall be deemed to be incorporated into the Agreement and made a part thereof.

[Logo]

If the amendment to the Agreement set forth in this letter is acceptable to you, please indicate your agreement by executing this letter where indicated below and returning a copy to me.

Regards,
/s/ GARTH SALONER
Garth Saloner, Chair of Compensation Committee
Agreed:
/s/ ELIZABETH FETTER Elizabeth Fetter

QuickLinks

  Exhibit 10.25